SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

UMB Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

UMB Financial Corporation

Notice of Annual Meeting of Shareholders

and Proxy Statement

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

April 24, 2007

9:00 a.m. CDT

UMB Bank Building

1010 Grand Boulevard

Kansas City, Missouri 64106

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2007

The Annual Meeting of Shareholders of UMB Financial Corporation (the “Company”) will be held at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, 64106 on April 24, 2007, at 9:00 a.m. CDT to consider and vote on the following matters:

1) The election of five Class I directors to hold office until the Annual Meeting of 2010;

2) Ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2007;

3) Transaction of such other matters as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 1, 2007, will be entitled to notice of, and to vote at, this meeting or any adjournments thereof. This Proxy Statement is being mailed on or about March 13, 2007.

It is important that your shares be represented at the meeting. We urge you to exercise your right to vote by completing and returning the enclosed proxy card.

By Order of the Board of Directors,

Dennis R. Rilinger
Secretary

The date of this notice is March 13, 2007.

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY, regardless of the number of shares you may own and whether or not you plan to attend the meeting in person. You may revoke your proxy and vote your shares in person if revoked in accordance with the procedures described in the attached proxy statement.

UMB FINANCIAL CORPORATION

1010 Grand Boulevard

Kansas City, Missouri 64106

PROXY STATEMENT

GENERAL INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed beginning March 13, 2007, to the shareholders of record of the common stock, par value one dollar ($1.00) per share, of UMB Financial Corporation (the “Company”) as of March 1, 2007 (the “record date”). The Company’s Board of Directors (the “Board”) is soliciting proxies to be used at the 2007 Annual Meeting of its shareholders which will be held at 9:00 a.m. CDT on April 24, 2007, at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, 64106, and any adjournment thereof (the “Annual Meeting”).

Attendance at the Annual Meeting is limited to shareholders of record or their proxies, beneficial owners of Company common stock having evidence of such ownership, and guests of the Company.

Proxies are being solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. This Proxy Statement contains information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Matters to be Considered by Shareholders

Shareholders at the Annual Meeting will consider and vote upon: 1) the election of five Class I directors who will hold office until the Annual Meeting in 2010; 2) ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2007; and 3) transaction of such other matters as may properly come before the meeting or any adjournments thereof. Shareholders do not have any dissenters’ rights of appraisal in connection with any of these matters.

Who Can Vote

Holders of the Company’s common stock at the close of business on March 1, 2007, are entitled to notice of, and to vote at, the Annual Meeting. On March 6, 2007, there were 42,277,920 shares of Company common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting other than the election of directors (which is done by cumulative voting). Shares can be voted at the meeting only if the shareholder is present or represented by a valid proxy. If you have shares attributable to your account under the Company’s ESOP, you have the right to direct the voting of those shares. Any shares not so directed will be voted by the trustee, Marshall & Ilsley Trust Company, N.A. If you have a beneficial interest in shares allocated to your account under the Company’s Profit Sharing and 401(k) Plan, you have the right to direct the voting of those shares; any shares not so directed will not be voted.

Voting

Your vote is important. Since many shareholders cannot personally attend the meeting, a large number must be represented by proxy. Proxies may be given by either a written proxy card or by communicating with the Company’s transfer agent by use of the internet or telephone. Instructions for giving your proxy by either means accompany this Proxy Statement. Proxies may be revoked at any time before they are exercised: (i) by written notice to the Corporate Secretary, (ii) by electronic notice to the Company’s transfer agent, (iii) by a properly executed, later-dated written or electronic proxy, or (iv) by voting by ballot at the Annual Meeting. Your voting method will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record authorizing you to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted equally in favor of the election of all nominees listed on the proxy card and in favor of ratifying the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2007. Votes will be counted by the inspectors of the election appointed by the Chairman at the meeting.

The inspectors of the election will treat abstentions and broker non-votes as present for determining whether a quorum is present. A broker non-vote occurs if a shareholder holds his shares in street name and does not provide instructions to his/her broker on how to vote the proposal, and the broker does not otherwise have discretionary authority to vote the shareholder’s shares. The impact of abstentions and broker non-votes for purposes of determining the approval of any matter submitted to the shareholders for a vote is described in the “Required Votes” sections below.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote, subject to and in accordance with the requirements set forth in Rule 14a-4(c) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company does not anticipate that any other matters will be raised at the Annual Meeting.

Solicitation of Proxies

The Company is soliciting the proxy and will pay the cost of the solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by employees of the Company. In addition, the Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy materials to security owners and updating their proxies.

Delivery of Voting Materials to Shareholders

Two or more shareholders of record sharing the same address will each receive a complete set of the proxy voting materials (Annual Report, Annual Report on Form 10-K, Proxy Card, and Proxy Statement). Services that deliver the Company’s proxy voting materials to shareholders that hold Company stock through a bank, broker or other beneficial holder of record may deliver to multiple shareholders sharing the same address only one set of the Company’s Annual Report, Annual Report on Form 10-K, and Proxy Statement, but separate proxy cards for each shareholder. Upon written or oral request, the Company will promptly deliver a separate copy of the Annual Report, Annual Report on Form 10-K, and/or Proxy Statement to any shareholder at a shared address to which a single copy was delivered. Shareholders may notify the Company of their requests by writing Corporate Secretary, UMB Financial Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106 or by calling (816) 860-7889.

Required Votes—Election of Director Nominees

Voting is cumulative in the election of directors. The Board is divided into three classes which are as nearly equal in number as possible. At each Annual Meeting of shareholders, the directors constituting one class are elected for a three-year term. In addition, if an individual has been reclassified or is appointed to fill a vacancy in one of the other two classes since the last Annual Meeting, his/her name will also be submitted for a shareholder vote.

In voting for the election of directors in any class, cumulative voting is permitted and shareholders are entitled to cast as many votes as shall equal the number of shares of stock held, multiplied by the number of directors to be elected in that class. Such votes may be cast all for a single candidate in that class or the votes may be distributed among the candidates in the class, as the shareholder directs. If you withhold authority to vote for any individual nominee, unless you request otherwise, your votes will be cumulated and voted for the other nominees in that class. Any shares not voted (whether by abstention, withheld votes, broker non-votes or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in other individuals receiving a larger proportion of the total votes. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted equally in favor of the election of all nominees listed on the proxy card.

Each nominee must be elected by a plurality of the votes of the shares entitled to vote on the election of the directors in that class and represented in person or by proxy at a meeting at which a quorum is present.

While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more is unable to do so, the proxies will be voted for substitute nominees selected and approved by the Board’s Corporate Governance and Nominating Committee and nominated by the Board.

Required Votes—Ratification of Selection of Auditors and Other Matters

The ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2007, and the taking of action on any other matter properly presented for a shareholder vote, will be determined by a vote of the holders of a majority of the outstanding shares of common stock represented at the Annual Meeting. Voting on these matters will be one vote per share. Any shares not voted (whether by abstention, withheld votes, broker non-votes or otherwise) have no impact on the voting of these matters.

STOCK OWNERSHIP

Principal Shareholders

The following persons owned of record or beneficially more than five percent of the common shares of the Company (the only outstanding voting securities of the Company) at the close of business on March 6, 2007:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
R. Crosby Kemper 1010 Grand Blvd. Kansas City, Missouri	5,815,104	(1)	13.75%
Advisory Research Inc. 180 North Stetson St., Suite 5500 Chicago, IL 60601	3,152,375	(2)	7.46%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California	2,635,229	(3)	6.23%
Thomas J. Wood III 8055 Bond Lenexa, Kansas	2,543,911	(4)	6.02%
Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin	2,191,274	(5)	5.18%

(1)	Includes 13,058 shares held by Mary S. Kemper (wife of R. Crosby Kemper). Includes 295,850 shares held by Kemper Realty Company and 403,404 shares held by Pioneer Service Corporation. Each of these entities are ones through which voting and investment decisions may be controlled, directly or indirectly, by R. Crosby Kemper. Also includes 1,593,606 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case R. Crosby Kemper has or shares voting or investment powers. Of this number, 748,310 shares are held in trusts established under the will of Rufus Crosby Kemper, and 78,162 shares are held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB Bank, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them. 699,056 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation but may be voted or disposed of only by the co-trustees, R. Crosby Kemper, J. Mariner Kemper, and Sheila Kemper Dietrich, or any two of them. 14,156 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, J. Mariner Kemper, and Mary S. Kemper or any two of them; and 53,922 shares are owned by the William T. Kemper Foundation and may be voted or disposed of by UMB Bank, n.a., but only upon the direction of R. Crosby Kemper.

(2)	According to information provided to the Company in Schedule 13G filed with the Securities and Exchange Commission on February 22, 2007.

(3)	According to information provided to the Company in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2007, Dimensional Fund Advisors, Inc. (“Dimensional”) has sole voting and discretionary power over all of the shares reported. All of the shares are held by investment companies, trusts and accounts for which Dimensional serves as investment manager, and Dimensional disclaims all beneficial ownership of such shares.

(4)	Includes 465,634 shares held in fiduciary accounts where Thomas J. Wood is given the authority by the documents to vote and/or dispose of the shares of the Company and 2,064,076 shares held by the Wood Family Partnership of which Mr. Wood is a general partner.

(5)	According to information provided to the Company in Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, Marshall & Ilsley Trust Company n.a., as directed trustee holds 2,189,674 shares in one or more employee benefit plans (primarily the Company’s 401(k) and Profit Sharing and ESOP plans) where it may be viewed as having voting or dispositive authority in certain situations pursuant to SEC and Department of Labor regulations or interpretations.

Stock Owned By Directors, Nominees, and By Executive Officers

The following table sets forth the number of shares of the Company’s common stock beneficially owned (as defined in Rule 13d-3 of the Exchange Act), as of March 6, 2007, by each director, each nominee, and by the executive officers named in the Summary Compensation Table. It also includes the shares beneficially owned by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Holdings (1)		Percent of Class
Theodore M. Armstrong	4,747		*
David R. Bradley, Jr.	18,729		*
Michael J. Chesser	211		*
Vincent J. Ciavardini	1,027		*
Peter J. deSilva	43,158		*
Terrence P. Dunn	5,792		*
Peter J. Genovese	72,803		*
Greg M. Graves	579		*
Michael D. Hagedorn	11,317		*
Richard Harvey	625		*
Alexander C. Kemper	1,665,619	(2)	3.94%
J. Mariner Kemper	1,594,572	(2)	3.77%
John H. Mize, Jr.	665		*
Kris A. Robbins	2,579		*
Thomas D. Sanders	4,587		*
L. Joshua Sosland	8,485		*
Paul Uhlmann III	7,355		*
Dr. Jon Wefald	8,617		*
Thomas J. Wood III	2,543,911		6.02%
All Directors and executive officers as a Group	5,346,419	(3)	12.65%

*	Less than 1% of outstanding shares.

(1)	Includes shares of common stock held directly by the individuals as well as by members of such individuals’ immediate families who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power. Also includes restricted shares of common stock held by executive officers which are not vested, but for which the executive officer has voting rights, and shares that are subject to outstanding options exercisable within 60 days. The following named executive officers have options that are exercisable within 60 days for the amounts shown: Peter J. Genovese—12,400 shares and J. Mariner Kemper—10,638 shares. In addition, all other executive officers collectively hold such options to acquire 28,484 shares. Peter J. Genovese has pledged 12,413 shares of common stock as security. J. Mariner Kemper has pledged 17,962 shares of common stock as security.

(2)	Includes 295,850 shares held by Kemper Realty and 403,404 shares held by Pioneer Service Corporation. Each of these entities are where J. Mariner Kemper and Alexander Kemper are officer and directors, and through which voting and investment decisions may be controlled, directly or indirectly. Also includes 120,101 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case J. Mariner Kemper and Alexander Kemper share with other family members voting and/or investment powers.

(3)	Shares held in foundations, trusts and companies over which more than one member of the Board or executive officers share voting and/or investment power have been included only one time in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file with the SEC. Based solely on a review of the copies of such forms furnished to the Company, and written representations that no Forms 5 were required, the Company believes that during 2006 all of its officers, directors and greater-than-10% beneficial owners complied with applicable Section 16(a) filing requirements, except as follows. Alexander Kemper filed a late Form 4 reflecting the sale of 1,400 shares of common stock. J. Mariner Kemper filed a late Form 4 reflecting the acquisition of 636 shares of common stock through the exercise of stock options.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company. Such Guidelines set forth a set of corporate governance principles that provide a flexible framework within which the Board may conduct business. A copy of the Corporate Governance Guidelines may be found on the Company’s website at www.umb.com/investor.

Committees of the Board of Directors

The Company has the following three standing committees: an audit committee, corporate governance and nominating committee, and compensation committee. Each is described below.

Governance Committee. The Company’s Corporate Governance and Nominating Committee (the “Governance Committee”) has three members: Terrence P. Dunn (Chair), L. Joshua Sosland and Paul Uhlmann, III. The primary functions of the Governance Committee are to: (i) consult with the Board regarding the size, organization, composition and functioning of the Board and its committee structure and makeup, (ii) select and approve candidates for Board membership, (iii) recommend director-nominees for each Board committee, (iv) lead the Board in its periodic reviews of the Board’s and its committees’ performance, (v) develop and recommend for Board approval, a set of corporate governance principles applicable to the Company, (vi) evaluate and make recommendations to the Board regarding Board effectiveness and corporate governance policies and practices, and (vii) provide consultation or assistance to the Board on such other corporate governance matters as the Board may refer to it from time to time. The Governance Committee met four times during the 2006 fiscal year. The Governance Committee has a formal charter which is available on the Company’s website, at www.umb.com/investor. The Board has determined each member of the Governance Committee to be independent, as defined in applicable SEC and NASDAQ rules and regulations.

Audit Committee. The Company’s Audit Committee, a separately-designated standing committee established in accordance with section 3(a)(58)(A) of the Exchange Act, oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The members of the Audit Committee are: Theodore M. Armstrong (Chair), David R. Bradley, Jr., John H. Mize, Jr., and Kris A. Robbins. The Board has determined each member of the Audit Committee to be independent, as defined in applicable SEC and NASDAQ rules and regulations and qualified to serve on the Audit Committee under applicable SEC and NASDAQ requirements. The Board also determined at its January 23, 2007, Board meeting that Theodore M. Armstrong and Kris A. Robbins were each independent directors and qualified as audit committee financial experts, under applicable law and the NASDAQ rules. The Audit Committee met five times during the 2006 fiscal year. The Audit Committee has a formal charter which is available on the Company’s website at www.umb.com/investor.

The primary functions of the Audit Committee are to provide an evaluation, review and oversight of: (i) the quality, integrity and adequacy of the accounting, financial reporting, risk management and internal control functions of the Company and its subsidiaries; (ii) the integrity of the Company’s financial statements and related reporting process; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditors’ qualifications, independence and performance; and (v) the performance and adequacy of the Company’s internal audit function. The Audit Committee has sole authority over the appointment and replacement of the independent auditors, is directly responsible for the compensation, oversight and pre-approval of the work of the independent auditors, and receives communications from the independent auditors. It is also responsible for preparing an Audit Committee report to be included in the Company’s annual proxy statement, and reviewing financial statements and other releases prior to filing with the SEC. The Audit Committee reviews and approves or ratifies related person transactions. Additionally, it establishes procedures for the processing of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Company’s standing compensation committee (the “Compensation Committee”) consists of the following members: L. Joshua Sosland (Chair), Michael J. Chesser, Greg M. Graves, and Thomas D. Sanders. The primary functions of the Compensation Committee are to: (i) establish and adjust the compensation of the chief executive officer and such other officers of the Company and its subsidiaries as the Compensation Committee may designate from time to time, (ii) review and discuss with management, the compensation discussion and analysis (“CD&A”) narrative required to be included in the Company’s annual report on Form 10-K and the proxy statement for the annual meeting of shareholders, and make a recommendation to the Board as to the inclusion of such CD&A in such documents, in accordance with applicable laws, rules and regulations, (iii) make recommendations to the Board regarding the compensation of directors who are not officers of the Company, (iv) administer the Company’s short-term incentive compensation plan, and stock option and equity compensation plans, including the granting of options and restricted stock grants thereunder, and (v) provide advice and recommendations to the Company’s management and Board on other compensation issues. The Board has determined each member of the Compensation Committee to be independent under applicable SEC and NASDAQ rules and regulations, and to be a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “outside director” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee met four times, and acted by unanimous consent two times, during the 2006 fiscal year. The Compensation Committee has a formal charter which can be viewed on the Company’s website at www.umb.com/investor.

A narrative discussion of the process and procedures for the consideration and determination of executive compensation, including the Compensation Committee’s authority and role in such process, its delegation of certain of such authority to others, and the roles of Company executives and outside executive compensation consultants in making decisions or recommendations as to executive compensation, are contained in the “Executive Compensation—Compensation Discussion & Analysis” set forth below.

The consideration and determination of director compensation is conducted solely by the Compensation Committee. The Compensation Committee obtains from its consultant, peer group data, board compensation survey results, and suggestions on Board compensation issues. Based on such data and suggestions, as well as information it obtains from the Company’s management and from public sources, the Committee considers the issues, and makes recommendations to the full Board for formal approval and action on all Board compensation issues. Such consideration and recommendation is made on an annual basis, and may be made in mid-year if circumstances require it.

Compensation Committee Interlocks and Insider Participation. None of the members serving on the Compensation Committee during 2006 (L. Joshua Sosland, Michael J. Chesser, Greg M. Graves, and Thomas D. Sanders) are or have been officers or employees of the Company or its subsidiaries, or have had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K of the Exchange Act.

Executive Committee. The Board has established and appointed an Executive Committee having the authority to take action in lieu of action by the Board between the Board’s regularly scheduled meetings with respect to all matters other than certain acquisitions and dispositions of material portions of the Company’s assets, and other than changes in the compensation of any Company employee who has been identified as an individual for whom the Compensation Committee has been given exclusive authority to make compensation decisions. All actions by the Executive Committee are subject to ratification by the Board at its next-scheduled meeting. Present members of this committee are J. Mariner Kemper, Peter J. deSilva, Peter J. Genovese and Michael D. Hagedorn. The Executive Committee acted by unanimous consent six times during 2006.

Selection of Nominees for the Board of Directors

In identifying and evaluating nominees, the Governance Committee receives recommendations from Company management, from other directors, and from shareholders (in accordance with the procedures described below). The Governance Committee reviews information on each candidate and evaluates him/her based on the criteria set out in the Governance Committee Charter and the needs and requirements of the Company and its Board committees. The Governance Committee believes any director candidate should have the following minimum qualifications: be an individual of high character and integrity; have a reputation, both personal and professional, consistent with the image and reputation of the Company; and have expertise that may be useful to the Company. The Governance Committee considers various factors, including his/her independence, experience, diversity, age, geographic representation, business associations, economic relationships, education or special skills, prior service on the board of directors of a publicly-traded company, areas of expertise, reputation, ability to regularly attend and actively contribute to Board meetings, and other characteristics and qualities as identified by the Governance Committee or by the Board from time to time as being likely to enhance the effectiveness of the Board and its committees.

It is the policy of the Governance Committee to consider nominations of director candidates properly made or recommended by shareholders in accordance with applicable laws and regulations, or submitted in writing by shareholders to the Governance Committee providing the candidate’s name, biographical data and qualifications. Such written submissions should be sent to: “Board Corporate Governance and Nominating Committee, c/o Corporate Secretary, UMB Financial Corporation, 6th Floor, Mail Stop 1020604, 1010 Grand Blvd., Kansas City, Missouri 64106.” In its consideration of such nominees, the Governance Committee utilizes the same criteria and factors as described in the Governance Committee Charter and as set forth above. There is no difference between the manner in which candidates or nominees submitted by shareholders are evaluated, compared to the manner in which candidates or nominees submitted by management or by members of the Governance Committee or by any other person or entity, are evaluated.

The Governance Committee met in January, 2007, and selected candidates for the positions held by Class I directors whose terms are scheduled to expire at the April 24, 2007, Annual Meeting of Shareholders. The Board subsequently nominated candidates to be presented to the shareholders as reflected in Proposal #1. The candidates identified in Proposal #1 are current directors standing for re-election.

Director Independence

The Board undertook a review of director independence at its January 23, 2007, meeting. During this review, it considered transactions and relationships between the Company (and its subsidiaries) and each director (and each member of such director’s immediate family or any entity with which the director or family member has an affiliation such that the director or family member may have a material indirect interest in a transaction or relationship with such entity). The Board has determined that the following members of the Board are independent as defined in applicable SEC and NASDAQ rules and regulations, and that each constitutes an “Independent Director” as defined in NASD Marketplace Rule 4200. These members constitute a majority of the entire Board.

Theodore M. Armstrong	Kris A. Robbins
David R. Bradley, Jr.	Thomas D. Sanders
Michael J. Chesser	L. Joshua Sosland
Terrence P. Dunn	Paul Uhlmann III
Greg M. Graves	Dr. Jon Wefald
Richard Harvey	Thomas J. Wood III
John H. Mize, Jr.

In considering the issue of independence, the following relationships, transactions and/or arrangements involving directly or indirectly, the directors referenced below were reviewed and considered: (i) Each of the directors has, to varying degrees, a personal banking relationship with the Company’s banking subsidiaries, including deposit accounts, credit cards, investment services and other personal banking services, (ii) Companies of which Messrs. Chesser, Bradley, Dunn, Graves, Mize, Robbins, and Wefald serve as chief executives, receive commercial banking services from the Company’s subsidiary bank, and pay normal and customary fees and charges for such services, (iii) Companies of which Messrs. Bradley and Harvey serve as chief executives, had during 2006, (and the company of which Mr. Bradley serves as chief executive, continues to maintain) commercial loans and credit extended by the Company’s subsidiary bank, and pay normal and customary interest and other fees on such loans and credit, (iv) Mr. Dunn is the chief executive officer of a construction company which has proposed to construct a new branch for the Company’s subsidiary under contract terms no less favorable to the Company than those offered by unrelated construction companies, and (v) Mr. Chesser is the chief executive officer of a public utility from which the Company purchases electricity. The Board concluded that the arrangements did not require disclosure under the provisions of Item 404 of Regulation S-K under the Exchange Act (see “Statement of Policy and Process” below) and concluded that none of the non-employee directors has any relationship with the Company that would impair his independence.

Attendance at the Board of Directors Meetings, Committee Meetings and Shareholders Meetings

The Board met four times during 2006, and the Executive Committee took action in lieu of meetings six times during such year. The Audit Committee met five times; the Compensation Committee met four times and acted by written unanimous consents on two occasions; and the Governance Committee met four times. All directors attended at least 75% of the aggregate of the number of Board meetings and committee meetings held during the portion of fiscal year 2006 during which each respective director was a member thereof.

The Board has adopted a formal policy that strongly encourages all members of the Board to attend the Company’s Annual Meeting of Shareholders, to facilitate communication between the directors and the shareholders of the Company. Fourteen of the fifteen elected members of the Board (the remaining Board member being out of the country at the time) attended the prior annual meeting of shareholders held on April 25, 2006.

Transactions with Related Persons

Statement of Policy and Process

The Company has adopted a written Statement of Policy and Process under which the Company’s Audit Committee reviews, and approves or ratifies, any transaction or group of similar transactions for which disclosures under Item 404 of Regulation S-K under the Exchange Act are required. Such transactions include those in which the Company is or will be a participant, the amount involved exceeds $120,000, and in which any of the following “Related Persons” have a direct or indirect material interest: (i) any director or executive officer of the Company, (ii) any nominee for director, (iii) any person holding 5% or more of the Company’s securities, (iv) any “immediate family member” (as such term is defined in the Exchange Act) of a director or executive officer or nominee or 5% shareholder, and (v) any firm, corporation or other entity (each a “Related Entity”) in which any of the foregoing persons have a material indirect interest (but expressly excluding any indirect interest arising solely by reason of being a director thereof, or as a less-than-5%-shareholder or limited partner thereof).

No review, approval or ratification is, however, required for transactions (i) where the rates or charges involved are determined by competitive bids, or involve the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, (ii) involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, (iii) where the interest of the Related Person arises solely from the ownership of a class of securities of the Company on which dividends or distributions are made to all holders of such securities on a pro rata basis, or (iv) involving indebtedness extended by any of the Company’s bank subsidiaries if the debt is not non-accrual, past due, restructured or constituting a problem credit under applicable regulatory guidance.

Key personnel in each of the relevant divisions and operations of the Company (and its subsidiaries) where any Related Persons are potential participants in a transaction covered by the Statement of Policy and Process, are responsible for monitoring and reporting to the General Counsel, any existing or contemplated transactions. After obtaining all appropriate data, the General Counsel informs the Audit Committee of any transactions for which review and approval/ratification may be required, and provides to the Audit Committee data and information necessary to conduct such review. If advance Audit Committee approval of a transaction does not occur, then it shall be considered after the transaction has been entered into, and if the Audit Committee determines it to be appropriate, the transaction may be ratified at the Audit Committee’s next regularly-scheduled meeting. If ratification is not considered appropriate, the Audit Committee shall direct the Company’s management to rescind and terminate the transaction as promptly, and on as favorable of conditions, as is feasible.

No member of the Audit Committee participates in any review, consideration, approval or ratification of any transaction with respect to which such member (or any of his or her immediate family members or any of his Related Entities) is involved.

In reaching its decision as to whether to approve or ratify a transaction, the Audit Committee considers: (i) the terms of the transaction, (ii) whether completion of the transaction is consistent with the best interests of the Company and its shareholders, (iii) the benefits likely to accrue to the Company, (iv) the extent of the Related Person’s interest in the transaction, (v) whether the transaction presents a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), (vi) any impact the transaction may have on a Director’s independence, (vii) the availability of comparable products or services from sources other than the Related Person, (viii) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, or on terms comparable to those provided to Company employees generally, and (ix) whether the Company is obtaining products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources.

2006 Transactions with Related Persons

The Audit Committee reviewed and approved the following transactions:

R. Crosby Kemper, a holder of more than 5% of the Company’s voting securities and father of J. Mariner Kemper, director and Chief Executive Officer, and Alexander C. Kemper, director, received $159,093 during 2006 in consulting fees (including expense reimbursements) pursuant to a consulting agreement with the Company that is in effect on a month to month basis. The Company anticipates paying Mr. Kemper $12,500 per month under the consulting agreement for such period of time hereafter as such agreement may remain in effect. The Company will also provide Mr. Kemper with expense reimbursement, an automobile, secretarial and administrative support and office facilities.

Heather K. Miller, being a sister of J. Mariner Kemper, director and Chief Executive Officer, and Alexander C. Kemper, director, and a daughter of R. Crosby Kemper, shareholder of more than 5% of the Company’s common stock, is employed by the Company as Senior Vice President and member of the Management Committee. Ms. Kemper received compensation of $155,417 during 2006 (which sum includes $24,767 paid in 2006 but representing a payout under the Company’s short-term incentive compensation plan for the fiscal year 2005). It is anticipated that Ms. Miller will receive similar compensation during 2007.

R. Crosby Kemper, Alexander C. Kemper and J. Mariner Kemper together with certain other members of their immediate family, own a majority of the stock of Pioneer Service Corporation, and they serve as executive officers of such company. During 2006, Pioneer Service Corporation leased three highway billboards and a parking lot located near the Company’s headquarters building, to the Company and its subsidiaries, under leases running through the end of 2006 and 2007, respectively. The total of the lease payments made to such company during 2006 was $201,000. In January, 2007, the Company modified and extended the leases by deleting one of the billboards and providing for a three-year term for the two remaining billboards and the parking garage, at an annual fixed rate for the entire three-year period, of $201,000 per year. It is contemplated that a lease payment in such amount will be paid to such company during 2007 and each of the subsequent two years of the lease’s term.

The Company is a minor shareholder of Perfect Commerce, Inc., (a company that is the successor of a company (eScout LLC) originally established by the Company and since spun off to unaffiliated investors). Perfect Commerce, Inc. (“Perfect”) provides licenses, software and hosting services by which participating businesses can purchase goods and services from manufacturers or other third parties; it also provides other software and applications for related business purchasing functions. Director Alexander C. Kemper was Chairman and CEO of Perfect until mid-2006; since that time he has not been employed by Perfect, although he remains Chairman Emeritus and a minority shareholder. R. Crosby Kemper and his spouse are minority shareholders of Perfect. During 2006, the Company paid the sum of $140,000 to Perfect, representing payment of license fees and consulting services to enable the Company to electronically purchase goods and services from third parties, through Perfect’s system. It is anticipated that the Company and its subsidiaries will make similar license fee and consulting services payments to Perfect during 2007. Also, in 2006, Perfect paid the sum of $154,836 to the Company in consideration for being permitted to continue to locate and operate its servers in the Company’s operations and technology building. Pursuant to a December 2006 amendment to the governing agreement between the Company and Perfect, adjustments were made in the services to be provided by the Company under such agreement, the monthly rate to be paid by Perfect to the Company for such services during 2007 was increased to $15,272 per month, and the arrangement is to terminate prior to the end of the 2007 calendar year. It is anticipated that the Company will continue to receive the monthly payments as specified above, until the arrangement terminates.

During 2006, many of the Company’s directors, executive officers and other “Related Persons,” were customers of, and had credit and other banking transactions with, the Company’s affiliate banks in the ordinary course of each respective bank’s business. Such relationships were, and continue to be, conducted on substantially the same terms as those prevailing at the same time for comparable transactions with persons not related to the Company. All loans and other indebtedness extended by such affiliate banks to such directors, executive officers and family members and companies, were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company or its subsidiaries, and did not involve more than the normal risk of collectibility or present other unfavorable features.

There were no transactions since the beginning of the Company’s 2006 fiscal year that were required to be reported in this Proxy or on the Company’s Annual Report on Form 10-K pursuant to the requirements of Item 404(a) of Regulation S-K where the policies and procedures described above did not require review, approval or ratification or where such policies and procedures were not followed.

Code of Ethics

The Company has adopted a Code of Ethics (“Code”) which applies to all employees, officers, and directors of the Company, including the chief executive officer, the chief financial officer and the chief accounting officer. There were no waivers of the Code during 2006. The Code can be viewed on the Company’s website at www.umb.com/investor. The Company will post any changes to the Code, as well as any waivers of the Code for directors, the chief executive officer, chief financial officer, chief accounting officer or any other executive officer, at the same location on such website.

Communications with the Board of Directors

The Board has adopted a formal policy providing a process for shareholders to send communications to the Board, or any individual director. Such communications must be in writing and sent to the Board (or to the individual director) at the following address: UMB Financial Corporation, Chairman of the Governance Committee, c/o Corporate Secretary, Mail Stop 1020604, 1010 Grand Blvd., Kansas City, MO 64106. All such shareholder communications will be acknowledged and reviewed by the Corporate Secretary, and the Corporate Secretary will regularly forward to the Governance Committee a summary of such correspondence. The Governance Committee may take such further action, if any, on any item of correspondence, as it deems appropriate. Any Board member may at any time request and review a log of all correspondence received by the Corporate Secretary that is addressed to the Board (or any individual members thereof), and may obtain from the Corporate Secretary, copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of the chairperson of the Audit Committee, to be thereafter handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has met and held discussions, including separate executive sessions, with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors performing the Company’s audits prior to public release of each announcement.

The Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence, describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ objectivity and independence, and satisfied itself as to the independent auditors’ independence. The Audit Committee determined that the independent auditors’ provision of non-audit services to the Company was insignificant in amount and compatible with the independent auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent auditors and the internal auditors, their respective audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including the matters required to be discussed under the statement on Auditing Standards No. 61, as amended (AICAP, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, as may be modified or supplemented.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2006, and has discussed them with management and with the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended

December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as the independent auditors for the Company and its subsidiaries for 2007. The Board has concurred in that selection and has presented the matter to the shareholders of the Company for ratification.

Theodore M. Armstrong, Chairman
David R. Bradley, Jr.
John H. Mize, Jr.
Kris A. Robbins

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Goals

The objectives of the Company’s executive compensation program for the five Named Executive Officers (the “Executives”) identified in the “2006 Summary Compensation Table” set forth below are:

•	To attract and retain top-quality Executives;

•	To motivate Executives to perform at a consistently higher level;

•

To tie annual and long-term cash and equity-based incentives to the Executives’ achievement of measurable individual, business unit and Company-wide performance goals, and the successful execution of Company strategic objectives;

•	To align Executives’ incentives with stockholder value creation.

To achieve these objectives, the Compensation Committee implements and maintains a total potential compensation package designed to be generally competitive (taking into account each Executive’s performance, Company-wide performance, and other relevant circumstances) with the compensation packages offered by the Company’s peer group and other competitors for the Company’s talent pool.

The Compensation Committee has retained the independent compensation consulting firm of Hewitt & Associates to evaluate certain aspects of the Company’s executive compensation practices and to assist the Compensation Committee in developing and implementing its executive compensation programs and philosophy. The Hewitt firm identified a competitive peer group and performed analyses of competitive performance and compensation levels in order to develop recommendations that were reviewed and considered by the Compensation Committee with respect to salaries, the types and amounts of long-term and short-term incentive compensation grants, and other issues relating to Executive compensation. The Hewitt firm met separately with members of the Compensation Committee and with key members of management to learn about the Company’s business operations, strategy, key performance metrics and target goals, as well as the markets in which it competes. The Hewitt firm reports directly to the Compensation Committee. Funds for payment of its fees are provided by the Company, at the Compensation Committee’s direction.

Compensation Components

The Company’s primary compensation elements are: (i) salary, (ii) individual cash bonuses, (iii) annual cash awards under the Company’s short-term incentive compensation plan (“Short-Term Plan”), (iv) equity grants (options and restricted stock) under the Company’s long-term incentive compensation plan (“Long-Term Plan”), (v) benefits and (iv) perquisites. Different compensation elements are used to specifically align each Executive’s performance with the short-term goals and long-term strategies of the Company, as described in more detail below.

The Compensation Committee has exclusive power to establish all elements of compensation for the Executives. The Company’s Chief Executive Officer (“CEO”) and other members of management provide information and recommendations to the Compensation Committee as to the proposed compensation for all

Executives other than the CEO. Such information includes data developed by Company management, as well as evaluations by the CEO for each of the other Executives. The consultant also provides data and information to the Committee with respect to the establishment and adjustment of the Executives’ compensation. The CEO and Chief Operating Officer (COO) do not provide recommendations, or participate in any deliberations or decisions, relating to the determination of any component of their own respective compensation. The Executives, as well as other members of management, have provided input to the Compensation Committee regarding the design and content of each annual program established by the Compensation Committee under the Long-Term Plan and Short-Term Plan, but all decisions on the design of such programs, selection of participants, and level of awards, are made solely by the Compensation Committee with the assistance of the consultant.

Base Salary. Base salaries for the Company’s Executives are established based on their scope of responsibilities, their performance, competitive market compensation paid by other companies in the Company’s peer group for similar positions, and salary surveys and other information provided by the Compensation Committee’s consultant. Base salaries are intended to meet the competitive salary offerings of the Company’s peer group and to enable Executives to meet current income needs.

For 2006, the peer group used by the Company in making compensation decisions consisted of 23 financial institutions that had operations similar to those of the Company. Most were (at least at the time that they were initially included in the peer group) of the same general size and scope of operations as the Company. A few however, were larger institutions who had a high percentage of revenues derived from fee-based banking business, similar to that of the Company. The institutions included in the peer group were:

Northern Trust Corporation	Marshall & Ilsley Corporation	Commerce Bancorp, Inc.
Synovus Financial Corp.	Hibernia Corporation	Associated Banc-Corp
BOK Financial Corporation	City National Corporation	Commerce Bancshares, Inc.
TCB Financial Corporation	Valley National Bancorp	Cullen/Frost Bankers, Inc.
Wilmington Trust Corporation	FirstMerit Corporation	Whitney Holding Corporation
Old National Bancorp	Trustmark Corporation	United Bancshares, Inc.
Riggs National Corporation	Amcore Financial, Inc.	Southwest Bancorp, Inc.
First Community Bancshares, Inc.	FNB United Corp.

After considering financial results and other performance data for the prior fiscal year, the Compensation Committee annually reviews each Executive’s salary. As a starting point, the Compensation Committee uses the median of the salary range for the Executive’s counterpart in the peer group, and may then make adjustments to reflect the Executive’s relative ranking in the following areas of value: performance, capabilities, autonomy, strategic perspectives, marketability and criticality. The Compensation Committee also then considers the performance of the Executive and the Company (or any individual department or area of operations over which the Executive has significant accountability). Taking into consideration the manner in which the Company’s CEO and COO divide their responsibilities, the 2006 salaries established for all of the Executives other than Mr. Genovese were at the approximate median of their peer group counterparts. Mr. Genovese’s salary was in the third quartile of the peer group, primarily based on his lengthy tenure and service on the Company’s four-person Executive Committee.

Salary adjustments are normally considered during the first quarter of each year, to become effective during the second quarter of the year. Although an adjustment outside of the above schedule could be considered under extraordinary circumstances, none were made in 2006. During its regular first-quarter 2006 review of Executive salaries, the Compensation Committee increased the base salaries for two Executives. The increases were for Mr. deSilva and Mr. Hagedorn, by 3% and 4%, respectively, in order to better align their salaries with peer group company salaries and in recognition of their increased responsibilities and experience at the Company. Mr. Hagedorn’s increase was also deemed appropriate based on the significant improvements that he made in the areas of financial reporting and control during the transitional first year after he joined the Company. Mr. deSilva’s increase was also based on the operational improvements and efficiencies that he implemented during the prior year. It is anticipated that as the Company continues to increasingly emphasize the importance of long-term incentive compensation, base salary will become a lesser percentage of total compensation for the Executives, particularly the CEO. However, the Compensation Committee expects that, because of competitive pressures for executive talent, the Company will maintain Executives’ salaries at a level that is generally equal to the median range of competing companies.

Individual Cash Bonus. The Compensation Committee also may use individual cash bonuses to reward performance beyond established goals or to recognize circumstances that are unique or beyond an Executive’s control. Such awards are distinct and separate from awards under the Company’s Short-Term Plan described below. They could also be used to provide a total compensation package offered to an Executive that is market-competitive, and thus sufficient to induce the Executive to join, and remain with, the Company. No such bonuses were awarded to any Executives in 2006.

If the Compensation Committee were to award any such bonuses to an Executive in the future, the Committee would consider all other elements of compensation provided to the Executive, in determining the amount of any such award. The Compensation Committee would also consider the value and significance of the Executive’s extraordinary performance, or (where applicable) the extent to which the Executive’s total compensation is below the level necessary to retain him. Any cash bonus paid to an Executive (other than to the CEO) would likely be based on a recommendation of the CEO. The Compensation Committee would not typically award cash bonuses to Executives who participate in the Company’s Short-Term Plan.

Annual cash awards under the Short-Term Plan. Short-Term Plan cash awards are intended to motivate Executives to achieve and exceed their individual annual goals and target performance levels specified in their individual performance scorecard (“Scorecard”). Under the Short-Term Plan, each Executive’s award is directly linked to whether (and the extent to which) he accomplishes the goals and levels contained in his Scorecard. In making these awards, the Committee’s philosophy is to “pay for performance.” The awards are granted in the form of cash because it is believed necessary to help Executives meet current income needs (including their payment of taxes on the non-cash elements of their total compensation packages).

Early each calendar year, the Compensation Committee, in consultation with its consultant and the Company’s internal compensation department, establishes and approves an annual program under the Short-Term Plan in which more than 100 of the Company’s top-level associates (including the Executives) participate. The annual program provides for a target cash award equal to a percentage of each respective Executive’s salary, such percentage being determined by reference to recommendations of the consultant, peer group data, and the tier in which the respective Executive has been categorized (based on his/her respective responsibilities and accountability).

For 2006, the Short-Term Plan target cash awards (expressed as a percentage of base salary) were: 50% for each of Messrs. Hagedorn, Genovese, Kemper and deSilva, and 30% for Mr. Ciavardini. The Scorecards for Messrs. Kemper, deSilva, Genovese and Hagedorn contained only Company-wide goals and objectives, primarily based on growth and improvements in operating income, operating noninterest income and expense, loans, loan quality, deposits, assets under management, numbers of customers, satisfaction ratings of associates and customers, headcount, associate engagement and turnover, cross–sell ratios, and a number of efficiency and financial ratios. The Scorecard for Mr. Ciavardini included improvements in noninterest income and expense, customer retention, customer satisfaction, new customer conversion, quality-control levels in a number of fund servicing areas, and associate engagement, in the division for which he had primary responsibility. At the time the standards were approved, the Compensation Committee believed they would be difficult for the Executives to achieve, and that the Executives would not likely achieve the Short-Term Plan standards unless they consistently improved their individual performance and Company-wide performance.

For performance that exceeded the Scorecard target levels, each Executive was eligible to receive up to an additional 50% of his target award. If an Executive performed below the Scorecard targets, he may receive a lesser award or no award at all.

In February 2007, the Compensation Committee reviewed the Company’s and each Executive’s 2006 performance and determined the extent to which the target standards specified in each respective Scorecard were achieved, and the extent to which each Executive had earned some or all of his target award. Some of the financial standards and measurements included in the Scorecards were based on “operating” results of the Company. This was to ensure that award payments would represent the underlying growth of the core business of the Company and were not artificially inflated or deflated due to extraordinary items—either in the award year or a prior year to which comparison is being made. Consistent with past practice and based on criteria established at the beginning of the performance period and described in the Short-Term Plan program document itself, the Compensation Committee made adjustments to the Company’s GAAP financial reports to determine whether the target operating financial performance specified in the scorecards had been achieved. Such adjustments consisted primarily of exclusions for certain gains and losses related to the sales and closures of several bank branch offices, the sale of the Company’s employee benefit business, and charges related to the Company’s 2005 voluntary separation plan.

Upon completion of the review process described above, the Compensation Committee determined that each of the Executives had exceeded his Scorecard targets as set out in the table below. The Compensation Committee has the discretion to then make additional adjustments to any aspect of awards under the Short-Term Plan, and did make adjustments to three of the Executives’ 2006 awards, as indicated below. The downward adjustments to the 2006 Short-Term Plan awards for Executives Kemper, deSilva and Genovese (the difference between the sums reflected in columns 4 and 5 below) were associated with operational targets that were not achieved to management’s satisfaction. At management’s recommendation, the Compensation Committee considered the ultimate responsibilities that the three Executives had for all aspects of the Company’s operations, and made the reductions indicated. The Compensation Committee then approved the 2006 Short-Term Plan cash awards to the Executives as described below in column 5 (for purposes of comparison, the awards made to the Executives for the year 2005 under the Short-Term Plan are also set forth below).

1	2	3	4	5	6
Name	2006 target award (salary on 1/1/06) x (percentage)	2006 scorecard percent	Computed award (column 2 x column 3)	2006 actual award	2005 actual award
J. Mariner Kemper	$250,000 ($500,000 x 50%)	107.94%	$269,861	$260,861	$254,742
Michael D. Hagedorn	$125,000 ($250,000 x 50%)	107.94%	$134,930	$134,930	$127,371
Peter J. deSilva	$230,000 ($460,000 x 50%)	107.94%	$248,272	$240,272	$234,363
Peter J. Genovese	$161,865 ($323,730 x 50%)	107.94%	$174,724	$140,724	$146,185
Vincent J. Ciavardini	$90,000 ($300,000 x 30%)	120.52%	$108,472	$108,472	$134,634

Equity grants (options and restricted stock) under the Company’s Long-Term Plan. Each year the Compensation Committee establishes an annual equity-based compensation program under the Long-Term Plan. Under the program, the Compensation Committee determines which Executives will participate during the year, and establishes a dollar target benefit for each Executive based on a percentage-of-salary amount that the Compensation Committee established by reference to data provided by the consultant, peer group data, the Executive’s responsibilities, and the “tier” to which the position of the respective Executive has been assigned under the program. The Compensation Committee also considers the Company’s size, performance, and profitability.

For 2006, the Committee set the percentage-of-salary target benefit level at 50% for Mr. Ciavardini; at 70% for Mr. Hagedorn and Mr. Genovese; and at 100% for Mr. Kemper and Mr. deSilva. A portion of such dollar benefit target was then granted in the form of performance-based restricted stock (based on the fair market value of such stock at the time of the grant), another portion was granted in the form of service-based restricted stock (based on the fair market value of such stock at the time of the grant), and the remaining portion was granted in the form of service-based non-qualified stock options (valued on a Black Scholes value at the time of the grant). The “mix” and dollar value of each such portion is set forth below. The mix utilized in 2006 was designed to (i) encourage retention of the Executives (through the use of the multi-year vesting schedule included in each portion), (ii) to put the Executives at risk if the Company’s performance does not improve (through the use of the performance-based restricted stock), and (iii) to incent the Executives to perform in a manner designed to increase the price of the Company’s stock (through the use of the non-qualified stock options).

With respect to Messrs. Kemper, deSilva, Hagedorn and Genovese, the “mix” of the three components described in the preceding paragraph for 2006 differed from that used in 2005, in that the 2006 grants utilized a significantly smaller portion of service-based restricted stock than that used in 2005 (25% in 2006 compared to 50% in 2005) and correspondingly larger portions of performance-based restricted stock and non-qualified stock options (40% and 35% respectively in 2006, compared to 25% and 25% respectively for 2005). This change was made because the Committee concluded that a lesser portion of service-based restricted stock was needed for retention purposes, and that members of the Company’s Executive Committee should have a larger portion of their equity-based compensation “at risk” and tied to performance and increases in the Company’s stock price.

		Service-based Restricted stock		Performance-based restricted stock		Non-qualified stock options
Name	Dollar benefit target (as % of 1/1/06 salary)	% of total target	Value at date of grant	% of total target	Value of total target	% of total target	Value at date of grant
J. Mariner Kemper	$500,000 ($500,000 x 100%)	25%	$125,000	40%	$200,000	35%	$175,000
Michael D Hagedorn	$175,000 ($250,000 x 70%)	25%	$43,750	40%	$70,000	35%	$61,250
Peter J. deSilva	$460,000 ($460,000 x 100%)	25%	$115,000	40%	$184,000	35%	$161,000
Peter J. Genovese	$226,610 ($323,729 x 70%	25%	$56,652	40%	$90,644	35%	$79,313
Vincent J. Ciavardini	$150,000 ($300,000 x 50%)	30%	$45,000	35%	$52,500	35%	$52,500

The schedule and manner in which each of these three components “vests” (becomes free of restrictions and potential forfeiture) is described below. Absent unusual circumstances, no portion of any grant of options or restricted stock under the Long-Term Plan vests until the end of the third year. Because the Long-Term Plan was first implemented in 2005, no grants thereunder have yet vested for any of the Executives. The Compensation Committee has the discretion to make adjustments to any aspect of any Executive’s awards as they vest under the Long-Term Plan, but it has not done so. Dividends payable on all restricted stock granted to the Executives are used to purchase additional shares of Company’s Common Stock which become part of the restricted stock grant on which such dividends are paid, and become subject to the same restrictions and vesting schedule as the restricted stock grant itself.

Performance-based restricted stock grants. These grants of Company stock do not vest until a specified Company-wide multi-year financial performance standard (fixed and approved by the Compensation Committee at the time of the grant) has been satisfied during the multi-year period. At the end of the multi-year period, the Compensation Committee determines whether, and to what extent, the standard has been met, and how many of the performance-based restricted shares issued to the Executive have been forfeited and how many are vested (absolutely owned by the Executives free of any further risk of forfeiture). Grants made to the Executives during 2006 used a three-year (2006–2009) “operating” earnings-per-share (EPS) goal for the Company. In setting that goal, the Compensation Committee concluded that the Company’s ability to reach it would require substantial improvements in the financial and operational performance of the Company, and that accomplishing such improvements would be difficult for the Executives. Because the EPS standard is based on “operating” results of the Company, the Compensation Committee may find it necessary to make adjustments to the Company’s 2005–2007 GAAP financial reports in order to determine whether the three-year performance goal specified has been achieved. Any such adjustments will be made consistent with the guidelines included in the Long-Term Plan document. As of this time, two of such three-year periods have elapsed, and it appears that such adjustments for those two years will consist primarily of exclusions of gains and losses associated with the sales and closures of several bank branch offices, the sale of the Company’s employee benefit business, and charges related to the Company’s 2005 voluntary separation plan.

Service-based restricted stock grants. These grants of Company stock do not vest (in whole or part) until the Executive completes a specified number of years of continuous service with the Company (full vesting at 5 years, with partial vesting beginning at 3 years). The values of these grants are related to Company performance, since the Executives do not receive a benefit unless the price of the Company’s stock increases.

Service-based non-qualified stock options. These option grants give the Executives the right to purchase Company stock at a price equal to its market price on the date the option was granted, but cannot be exercised until they have vested as a result of the Executive’s completion of a specified number of years of continuous service with the Company (full vesting at 5 years, with partial vesting beginning at 3 years). All of the value received by an Executive from these options is based on the increase of the stock price from the exercise price of the option.

Long-Term Plan awards are designed to reward and encourage the Executives’ continued service and multi-year commitments to the accomplishment of long-term strategies, increased Company earnings (as measured by a multi-year earning-per-share (EPS) standard), and increased stock price. The Compensation Committee uses these elements to determine Long-Term Plan awards, to promote Executive retention and the execution of long-term Company strategies, to expose Executives to the risks of downside stock prices, and to motivate them to build and maintain higher sustained earnings, shareholder value and stock prices.

In deciding whether to use options, restricted stock or cash to compensate individual Executives, the Compensation Committee considers various accounting principles that require the Company to expense stock option grants. The Compensation Committee’s decision to use grants of restricted stock that contain a performance-based element, is influenced in part by the provisions of Section 162(m) of the Internal Revenue Code, which prohibits companies from taking a tax deduction for certain compensation paid in excess of $1 million to any Executive. However, performance-based compensation, as defined in the tax law, is fully deductible if the compensation plan is approved by shareholders and meets certain other requirements. The Company has structured the Long-Term Plan (and its annual awards of performance-based restricted stock and non-qualified stock options) such that it believes that the compensation reflected by such awards will qualify as performance-based compensation under Section 162(m) and will thus be deductible. Therefore, the Compensation Committee believes that all compensation granted to the Executives in 2006 will be deductible. The Compensation Committee may however in the future approve compensation that will not meet deductibility requirements, if it concludes that such compensation is necessary to ensure competitive levels of compensation for the Executives, or is otherwise in the best interest of the Company.

The Compensation Committee generally prefers grants of performance-based restricted stock over salary or stock option grants, because the Company’s cost is lower. In deciding whether to use cash or non-cash compensation components, the Compensation Committee also considers an Executive’s current income needs, the tax expense that an Executive incurs in connection with the vesting or exercise of equity-based compensation, and the tax consequences for the Company.

In granting options, the Compensation Committee utilizes the fair market price as of the date the grant is made. Executives have not had any input or role in establishing the date on which such grants are made. The

Compensation Committee has never selected a grant date so as to provide an advantage to the recipient because of actual or anticipated public disclosures of material positive or negative information relating to the Company, or any other information that would be likely to affect the value of options. The Compensation Committee grants Executive awards on the same date that grants are made to other employees of the Company generally. The Compensation Committee has recently adopted a policy under which normal annual grants under the Long-Term Plan are to be made after the expiration of the insider-trading blackout that is routinely announced by the Company. The Compensation Committee has not delegated any power to Company management to grant equity-based compensation to any Executive or to any other employee of the Company; it has however recently adopted procedures under which the Compensation Committee Chairman or his designate, is authorized to approve, on behalf of the entire Compensation Committee, limited grants of equity-based compensation in order to facilitate the hiring of a new officer or in order to retain an “at risk” officer that is being recruited by a competitor for the Company’s talent.

Prior to 2005, the only equity-based compensation grants provided to the Executives were qualified incentive stock option grants made under the Company’s 1992 Incentive Stock Option Plan (the “1992 Plan”) and the 2002 Incentive Stock Option Plan (the “2002 Plan”). Awards made under the 1992 Plan and the 2002 Plan were granted to a broad range of the Company’s officers (including the Executives). Such grants were made at fair market value on the date of the grants, and vested solely upon the recipient’s continued service with the Company. To better align the interests of Executives and the Company’s shareholders, the Long-Term Plan was approved by the Company’s shareholders at its 2005 Annual Meeting, and since that time, all equity-based compensation grants to the Executives have been made exclusively under the Long-Term Plan. The Long-Term Plan utilizes both Company-wide performance and continued service as conditions of the vesting of the performance-based restricted stock, and provides value in the form of non-qualified options only if the Company’s stock price increases. The Executives are no longer considered for participation under the 2002 Plan.

Benefits. The Company’s Executives receive standard benefits, including health insurance, 401(k) plan matching contributions, and profit sharing contributions, which the Compensation Committee benchmarks against peer companies generally. Such benefits are offered to all Company employees who meet the minimum service requirements. Benefits are provided equally to all Company associates, other than where benefits are provided pro rata based on the respective associate’s salary (e.g., the level of disability insurance coverage), and except for a modest allowance granted to all members of the Company’s Management Committee (which includes, among others, all of the Executives) to cover the cost of a selected outside financial professional to provide financial planning and related services. The Company’s 401(k) plan permits participants (including the Executives) to make contributions up to the maximum amounts permitted by the tax laws, and matches the first 5% of the participant’s salary on a 50% basis. Only the first $220,000 of an Executive’s salary is eligible for such match, pursuant to the limits imposed by the Internal Revenue Code.

Perquisites. The Committee offers personal benefits and perquisites in order to attract and retain the Executives by offering compensation opportunities that are competitive with the Company’s peers. The Committee believes these benefits and perquisites provide a more tangible incentive than an equivalent amount of cash compensation. In determining the total compensation payable to the Executives for a given fiscal year, the Committee considers these benefits and perquisites to be a relatively insignificant portion of the Executives’ total compensation. They do not materially influence the Committee’s decision in setting the Executives’ total compensation. Please review the Summary Compensation Table and accompanying footnotes for more information on perquisites and other personal benefits that the Company provides to the Executives.

Potential Payments Upon Change of Control, Death or Disability

The Long-Term Plan and the Short-Term Plan each contain clauses that provide for an acceleration of the vesting of all awards under those plans in the event of a change in control of the Company. Non-qualified options under the Long-Term Plan are also accelerated upon the death or disability of the Executive. The Compensation

Committee concluded that such provision was needed to provide reassurance to the Executives who were asked to implement a critical transition in management that they would not be adversely affected by an event beyond their control (a change in control). The change in control features were deemed necessary to attract and retain Executives, since the Company competes for talented employees in a marketplace where such a single-trigger acceleration feature is commonly offered. The Long-Term Plan also provides for acceleration of non-qualified options issued thereunder, in the event of qualified retirement by an Executive. The Compensation Committee believes this acceleration provision is appropriate and necessary in order to motivate and reward Executives approaching retirement age.

The employment arrangement under which Mr. deSilva joined the Company provides that in the event of a change in control of the Company within five years after Mr. deSilva joined the Company and if his employment with the Company (or its successor) terminates within one year thereafter for any reason other than those specified in the governing documents, then (i) he would be entitled, under specified circumstances, to a payment of up to one year’s salary, and (ii) any of the 4,000 shares of Company restricted stock (vesting equally over a period of five years) that he was awarded when he joined the Company in 2004 that had not yet vested, would immediately vest. The Compensation Committee believed these provisions were necessary in order to overcome Mr. deSilva’s concerns over the adverse impact that a change in control would have on his career, and to thus induce him to join the Company. Because his joining the Company was an important component of a transition in management, the Compensation Committee believed that the “double trigger” provision described above was appropriate.

The employment arrangement with Mr. Hagedorn contains provisions under which he would receive a payment equal to a portion of his annual salary if, within two years of his joining the Company, a change in control occurred and his employment with the Company (or its successor) were to terminate under stated circumstances. If both of such events occurred within the first year of his employment, the payment would be equal to 100% of his annual salary. If the events occur during the second year of employment, the payment would be equal to 50% of his annual salary. Mr. Hagedorn will conclude the second year of his employment on March 21, 2007, after which the provisions described above will no longer be of any effect. Mr. Hagedorn was recruited from another company, and it was necessary to provide the assurances described above to induce him to accept the position with the Company, and the Compensation Committee concluded that the “double trigger” provision described above was appropriate.

Adjustments to Compensation in Event of a Restatement of Financials

The Company has no formal policy on recapturing salary or incentive awards (equity or cash) granted to an Executive, in the event that the Company were to have to restate its financial statements (whether arising from conduct or actions of the Executive, or otherwise). However, the discretion retained by the Compensation Committee to make adjustments in all types of compensation would permit it to decrease a Executive’s compensation under such circumstances if such compensation had not already been paid or become final. There is currently no procedure to recover (“claw back”) an element of compensation that has been paid and become final. To date, the Company has never been required to restate its financial statements.

Stock Ownership Guidelines

Although the Company has no formal stock ownership requirements or guidelines, it encourages the Executives to build a substantial ownership position over time, and uses grants of options and restricted stock, together with the vesting periods associated with them, to help promote such ownership. Ownership is further encouraged by not offering cashless exercises of options, and by requiring that any stock acquired by Executives as a result of an exercise of an incentive stock option must be held at least one year. The Company is considering the benefits of adopting a formal set of ownership guidelines, and contemplates that any guidelines that may be adopted would also address the permissibility of the Executives’ hedging the risks associated with such ownership.

Determination of Overall Executive Compensation Plan

In making compensation decisions relating to the Executives, the Compensation Committee takes into account, among other factors, the Company’s current financial and business performance, including net profits, increased loans and fee-based revenues, expense control, changes in the level of assets under management, improvements in efficiencies, growth in equity, and other measures of Company-wide performance. It also considers how such performance compares with that of its peer group, trends and significant changes, any circumstances unique to the Company, and the Executives respective individual performance as well as that of the division or area of responsibility over which each respective Executive has primary responsibility. The Compensation Committee intends that there be a general correlation between the relative level of an Executive’s responsibilities, and the extent to which his incentive compensation target is tied to company-wide performance goals. The Compensation Committee considers the aggregate amount of all compensation elements for each Executive annually, with the guidance of the consultant, to determine whether total compensation granted, as well as the payments or vesting of equity awards that may arise from future contingent events such as a change in control, are reasonable and appropriate.

In late 2006, the Compensation Committee, in consultation with the consultant, adopted new criteria for the establishment and periodic revision of the list of institutions to be used as a peer group (the criteria used to select the peer group used prior to 2007 is described above). Under the new criteria (which will be used in making compensation determinations in 2007), only financial institutions having total assets that are between 50% and 200% of the total assets held by the Company are eligible for consideration to be included in the peer group. Other than a geographic exclusion for most institutions operating primarily in the metropolitan areas of the west coast or in the east-coast metropolitan corridor, geographic location is not a criteria in considering whether an institution should be included in the peer group. Similarity of operations (with the Company’s) remains as a criteria for peer group selection.

The consultant has provided data and analysis of the salary ranges and other compensation elements being paid by the new peer group. The Consultant has also provided compensation survey information for the marketplace generally, for executives serving in positions comparable to those of the Executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on such review and discussion, the Compensation Committee has recommended to the Board of Directors of the Company that such Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

L. Joshua Sosland, Chairman
Greg M Graves
Michael J. Chesser
Thomas D. Sanders

2006 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2006.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)		Total ($)
Mariner Kemper Chairman and CEO of the Company, Chairman and CEO of UMB Bank, Colorado, n.a.	2006	$500,000	—	$146,373		$63,462	$260,861	$0		$21,823	(5)	$992,519

Michael D. Hagedorn Chief Financial Officer	2006	$255,769	—	$51,212		$21,225	$134,930	$0		$31,675	(6)	$494,811

Peter J. deSilva President and COO of the Company and Chairman and CEO of UMB Bank, n.a.	2006	$468,654	—	$175,440	(7)	$52,348	$240,272	$0		$33,003	(8)	$969,717

Peter J Genovese CEO-St. Louis and Vice Chairman—Eastern Region	2006	$323,730	—	$66,323		$36,948	$140,724	$7,698	(9)	$38,988	(10)	$614,411

Vincent J. Ciavardini Vice Chairman of the Company, President and CEO of UMB Fund Services, Inc.	2006	$300,000	—	$43,166		$22,751	$108,472	$0		$11,740	(11)	$486,129

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Company’s Long-Term Plan (disregarding the estimate of forfeitures related to service-based conditions) and thus may include amounts from awards granted in and prior to 2006. Assumptions made in the calculation of these amounts are included under the heading “Accounting for Stock-Based Compensation” in the Summary of Accounting Policies in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on or around March 1, 2007.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Company’s Long-Term Plan and 2002 Incentive Stock Option Plan (disregarding the estimate of forfeitures related to service-based conditions) and thus may include amounts from awards granted in and prior to 2006. Assumptions made in the calculation of these amounts are included under the heading “Accounting for Stock Based Compensation” in the Summary of Accounting Policies in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on or around March 1, 2007.

(3)	Amounts are actual amounts earned by the Executives during 2006 under the Short-Term Plan and paid in February 2007.

(4)	The amounts reflected in Other Compensation include the Company’s match and allocation of forfeitures under the Company’s 401(k) and profit sharing plan and employee stock ownership plan, tax gross-ups, life insurance premiums and perquisites and other personal benefits.

(5)	The amount reflected includes perquisites and other personal benefits including:

•	The cost attributable to personal use of a Company-provided automobile (as calculated in accordance with Internal Revenue Service Guidelines);

•	Country club and dining club membership fees;

•	Amounts paid for executive disability insurance; and

•	Travel expenses of the executive officer’s spouse to Company-sponsored functions.

(6)	The amount reflected includes $3,339 in reimbursements for the payment of taxes associated with relocation expenses, and perquisites and other personal benefits including:

•	A car allowance pursuant to Mr. Hagedorn’s employment agreement;

•	Country club membership fees;

•	The cost of professional financial consulting services provided to some executive officers of the Company; and

•	Amounts paid for executive disability insurance.

(7)	Also includes amounts recognized for financial statement reporting purposes on restricted stock granted to Mr. deSilva in 2004.

(8)	The amount reflected includes perquisites and other personal benefits including:

•	A car allowance pursuant to Mr. deSilva’s employment agreement;

•	Country club and dining club membership fees; and

•	Amounts paid for executive disability insurance.

(9)	The amount reflected includes the deferred compensation earnings that exceed 120% of the applicable federal long-term rate, with compounding.

(10)	The amount reflected includes $2,796 in reimbursements for the payment of taxes associated with personal use of the Company’s automobile. It also includes perquisites and other personal benefits including:

•	The cost attributable to personal use of a Company-provided automobile (as calculated in accordance with Internal Revenue Service Guidelines);

•	The cost of professional financial consulting services provided to some executive officers of the Company;

•	The cost of country club and dining club memberships;

•	Amounts paid for executive disability insurance; and

•	Travel expenses of the executive officer’s spouse to Company sponsored functions.

(11)	The amount reflected includes $2,485 in reimbursements for the payment of taxes associated with personal use of the Company’s automobile. Total perquisites and other personal benefits were less than $10,000.

2006 Grants of Plan Based Awards

This table provides information concerning each grant of an award made to the Executives during the fiscal year ending December 31, 2006. The table includes awards under the Company’s Short-Term Plan and Long-Term Plan. Each of these plans and the material terms for the awards under such plans for fiscal year 2006 are discussed in greater detail under the caption “Executive Compensation—Compensation Discussion and Analysis” found earlier in this Proxy Statement.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (2)	All Other Option Awards: Number Of Securities Under- Lying Options (2)	Exercise Or Base Price Of Option Awards (3) (4)	Closing Market Price (3)	Grant Date Fair Value Of Stock And Option Awards
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
J. Mariner Kemper	4/19/2006	125,000	250,000	375,000	4,018	5,740	5,740	3,586	14,774	$34.84	$34.855	$499,916
Michael D. Hagedorn	4/19/2006	62,500	125,000	187,500	1,406	2,008	2,008	1,254	5,170	$34.84	$34.855	$174,887
Peter J. deSilva	4/19/2006	115,000	230,000	345,000	3,696	5,280	5,280	3,300	13,592	$34.84	$34.855	$459,924
Peter J. Genovese	4/19/2006	80,933	161,865	242,798	1,820	2,600	2,600	1,626	6,694	$34.84	$34.855	$226,524
Vincent J. Ciavardini	4/19/2006	45,000	90,000	135,000	1,054	1,506	1,506	1,290	4,432	$34.84	$34.855	$149,910

(1)	Amounts reflect potential payment levels under the Company’s Short-Term Plan. The actual amount paid for 2006 is reported in the Summary Compensation Table above.

(2)	Reflects grants made under the Company’s Long-Term Plan. The number of shares reported has been adjusted to reflect a 2-for-1 stock split by the Company on May 30, 2006.

(3)	The price has been adjusted to reflect a 2-for-1 stock split by the Company on May 30, 2006.

(4)	The exercise price was based on the mean of the closing bid-ask of the Company’s stock on the date of grant, a formula that was originally specified in the Long-Term Plan. The formula was amended in 2007 to provide for use of the closing price.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table provides information concerning the unexercised options and unvested stock awards for each of the Named Executive Officers as of December 31, 2006. The market value of the stock awards is computed by multiplying the closing market price of the Company’s common stock on December 29, 2006, by the applicable number of shares of stock shown in the table for each grant.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of shares or Units of Stock that Have not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Mariner Kemper	1,212	—		—	$21.81	10/8/2007	—		—	—		—
	1,386	—		—	$19.45	11/19/2008	—		—	—		—
	2,100	—		—	$17.46	12/15/2009	—		—	—		—
	2,940	—		—	$16.46	12/19/2010	—		—	—		—
	3,000	—		—	$20.01	12/28/2011	—		—	—		—
	—	3,200	(4)	—	$19.06	12/30/2012	—		—	—		—
	—	3,500	(5)	—	$24.33	12/16/2013	—		—	—		—
	—	3,456	(6)	—	$28.93	12/22/2014	—		—	—		—
	—	17,494	(7)	—	$27.06	1/1/2015	9,444	(8)	$344,809	4,722	(9)	$172,404
	—	14,774	(10)	—	$34.84	1/1/2016	3,613	(11)	$131,910	5,783	(12)	$211,144
Michael D. Hagedorn	—	6,122	(7)	—	$27.06	3/21/2015	3,305	(8)	$120,661	1,652	(9)	$60,330
	—	3,594	(13)	—	$27.81	6/13/2015	—		—	—		—
	—	5,170	(10)	—	$34.84	1/1/2016	1,263	(11)	$46,112	2,023	(12)	$73,864
Peter J. deSilva	—	—		—	—	—	4,988	(14)	$182,127
	—	3,456	(6)	—	$28.93	12/22/2014	—		—	—		—
	—	16,096	(7)	—	$27.06	1/1/2015	8,690	(8)	$317,257	4,344	(9)	$158,591
	—	13,592	(10)	—	$34.84	1/1/2016	3,325	(11)	$121,390	5,320	(12)	$194,223
Peter J. Genovese	3,880	—		—	$21.80	10/8/2007	—		—	—		—
	4,158	—		—	$19.45	11/19/2008	—		—	—		—
	4,200	—		—	$17.46	12/15/2009	—		—	—		—
	4,200	—		—	$16.46	12/19/2010	—		—	—		—
	4,000	—		—	$20.01	12/28/2011	—		—	—		—
	—	4,000	(4)	—	$19.06	12/30/2012	—		—	—		—
	—	4,000	(5)	—	$24.33	12/16/2013	—		—	—		—
	—	3,456	(6)	—	$28.93	12/22/2014	—		—	—		—
	—	7,928	(7)	—	$27.06	1/1/2015	4,280	(8)	$156,276	2,139	(9)	$78,101
	—	6,694	(10)	—	$34.84	1/1/2016	1,638	(11)	$59,812	2,620	(12)	$95,640
Vincent J. Ciavardini	—	1,300	(4)	—	$19.06	12/30/2012	—		—	—		—
	—	1,000	(5)	—	$24.33	12/16/2013	—		—	—		—
	—	1,200	(6)	—	$28.93	12/22/2014	—		—	—		—
	—	7,348	(7)	—	$27.06	1/1/2015	1,699	(8)	$62,048	1,982	(9)	$72,352
	—	4,432	(10)	—	$34.84	1/1/2016	1,300	(11)	$47,452	1,517	(12)	$55,398

(1)	The number of underlying securities has been adjusted to reflect a 10% stock dividend paid in 2000; 5% stock dividends paid in 1997, 1998, and 2002; and a 2-for-1 stock split in 2006.

(2)	The exercise price has been adjusted to reflect a 10% stock dividend paid in 2000; 5% stock dividends paid in 1997, 1998, and 2002; and a 2-for-1 stock split in 2006.

(3)

Shares have been adjusted to reflect a 2-for-1 stock split in 2006. Shares also reflect reinvestment of dividends on restricted stock. Dividends and distributions paid on the restricted stock are used to purchase common stock pursuant to the Company’s dividend reinvestment plan. Such shares are subject to the same rights, restrictions and provisions applicable to the respective shares upon which the dividends or distributions were paid or made.

(4)	Options were granted under the Company’s 2002 Incentive Stock Option Plan and become fully vested on November 30, 2007.

(5)	Options were granted under the Company’s 2002 Incentive Stock Option Plan and become fully vested on November 16, 2008.

(6)	Options were granted under the Company’s 2002 Incentive Stock Option Plan and become fully vested on November 22, 2009.

(7)	Nonqualified stock options will vest and become exercisable for 50% of the option shares on January 1, 2008; for 75% of the option shares on January 1, 2009; and for 100% of the option shares on January 1, 2010. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(8)	Service-based restricted stock shares will vest 50% on April 28, 2008, another 25% will vest on April 28, 2009; and the final 25% will vest on April 28, 2010.

(9)	Performance-based restricted stock will vest on January 1, 2008, if performance standard is met.

(10)	Nonqualified stock options will vest and become exercisable for 50% of the option shares on January 1, 2009; for 75% of the option shares on January 1, 2010; and for 100% of the option shares on January 1, 2011. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company.

(11)	Service-based restricted stock shares will vest 50% on April 19, 2009, another 25% will vest on April 19, 2010; and the final 25% will vest on April 28, 2011.

(12)	Performance-based restricted stock will vest on January 1, 2009, if performance standard is met.

(13)	Options were granted under the Company’s 2002 Incentive Stock Option Plan and become fully vested on May 13, 2010. The options were granted under the provision of Mr. Hagedorn’s initial employment agreement.

(14)	The Company awarded Mr. deSilva 4,000 shares (8,000 shares following the Company’s 2-for-1 stock split on May 31, 2006) of restricted stock on May 4, 2004. The restricted stock vests over a five-year period (20% per year) on January 20 (beginning on January 20, 2005) as long as Mr. deSilva remains in the employment of the Company. This stock vests and accelerates in the event that there is a change in control of the Company and Mr. deSilva’s employment is terminated within one year.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
J. Mariner Kemper	636	$13,575	—		—
Michael Hagedorn	—	—	—		—
Peter J. deSilva	—	—	822	(1)	$53,633
Peter J. Genovese	3,820	$71,797	—		—
Vincent Ciavardini	—	—	—		—

(1)	Reflects vesting of 20% of 4,000 shares of service-based restricted stock granted to Mr. deSilva on May 4, 2004. The number of shares includes shares acquired through the reinvestment of dividends on such stock. Shares do not reflect the Company’s 2-for-1 stock split in May 2006.

2006 NONQUALIFIED DEFERRED COMPENSATION

In April 1995 the Company adopted the UMB Financial Corporation Executive Committee Deferred Compensation Plan (“Deferred Compensation Plan”) which allowed members of the Company’s Executive Committee to defer a portion of their salary. Further contributions to the Deferred Compensation Plan were frozen as of December 31, 2004. Salary deferrals were deposited into an individual account for each participant, and the earnings or losses on the account are equal to the gain or loss on the UMB Scout Funds chosen by the participant. Mr. Genovese is the only member of the Executive Committee that participated in the Deferred Compensation Plan at the time that contributions were frozen. Mr. Genovese may change the selection of the UMB Scout Funds used to determine earnings or losses at any time.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Mariner Kemper	$0	$0	$0	$0	$0
Michael D. Hagedorn	$0	$0	$0	$0	$0
Peter J. deSilva	$0	$0	$0	$0	$0
Peter J. Genovese	$0	$0	$15,144	$0	$145,678
Vincent J. Ciavardini	$0	$0	$0	$0	$0

(1)	Includes $7,698 which was also reported in the Summary Compensation Table for Mr. Genovese for the fiscal year ending December 31, 2006

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination

The Company’s Executives are all employees at will and may be terminated at any time. Except as described below with respect to circumstances involving death or disability or qualified retirement or a change in control of the Company, and except for payments and benefits that are available generally to all employees of the Company and that do not discriminate in favor of executive officers, none of the Executives are entitled to receive any payments or awards upon termination.

Change in Control

Employment Agreements. The employment arrangement under which Mr. deSilva joined the Company provides for a potential payment in the event of a change in control of the Company and a subsequent termination of his employment. In the event of a change in control of the Company before January 20, 2009, and if Mr. deSilva’s employment with the Company (or its successor) terminates within one year thereafter for any reason (other than as a result of his death or disability or resignation or an involuntary termination based on acts of dishonesty, violations of law, regulations, or any material Company policy, or failure to devote substantially all of his time and efforts to carrying out his assigned duties or to perform in a reasonable manner all significant duties for which he is given responsibilities), then Mr. deSilva would be entitled to receive a severance payment equal to one year’s salary. As a condition of receiving such payment, he would be required to execute a general release of any claims he might have against the Company or any related entity or person. Additionally, any of the 4,000 shares of restricted stock that Mr. deSilva was awarded when he joined the Company that had not yet vested, would immediately vest. If a change in control had occurred and Mr. deSilva’s employment had been terminated as of December 31, 2006, his above-described severance payment would have been $475,000 and restricted stock with a market value of $182,127 would have immediately vested.

The employment arrangement under which Mr. Hagedorn joined the Company also provides for a potential payment in the event of a change in control of the Company and subsequent termination of his employment. In the event of a change in control of the Company before March 21, 2007, and if Mr. Hagedorn’s employment with the Company (or its successor) terminates within one year thereafter for any reason (other than the result of his resignation or an involuntary termination based on acts of dishonesty, violations of law, regulations, or any material Company policy, or failure to devote substantially all of his time and efforts to carrying out his duties for which he is given responsibilities), then Mr. Hagedorn would be entitled to receive a severance payment equal to 50% of his annual salary. As a condition of receiving such payment, he would be required to exercise a general release of any claims he might have against the Company or any related entity or person. If a change in control had occurred and Mr. Hagedorn’s employment terminated as of December 31, 2006, he would have been entitled to receive a severance payment of $130,000.

Short-Term Plan Payments. The Company’s Short Term Plan provides that upon a change in control of the Company, the bonus awards applicable to any completed performance period under such Plan are immediately payable. If the change in control occurs before the performance period has ended, then the applicable performance standards are adjusted to reflect the length of the performance period, and payments are made on a pro-rata basis. Discretionary adjustments to the payments are not allowed if there is a change in control. If a change of control of the Company had occurred on December 31, 2006, the Named Executive Officers would have received the following payments (which were applicable to the one-year performance period ending on such date) under the Short-Term Plan: Mr. Kemper—$269,861; Mr. Hagedorn: $134,930; Mr. deSilva: $248,272; Mr. Genovese: $174,724; Mr. Ciavardini: $108,472.

Stock Options. Unvested stock options granted under the Long-Term Plan are accelerated immediately upon a change in control of the Company. Unvested stock options granted to the Executives under the Company’s Incentive Stock Option plans do not accelerate upon a change in control. If a change in control of the Company had occurred on December 31, 2006, the value of Long-Term Plan options that would be accelerated for the Named Executive Officers would be as follows: Mr. Kemper—$189,991, Mr. Hagedorn—$66,487, Mr. deSilva – $174,806, Mr. Genovese—$86,099, and Mr. Ciavardini—$76,840 (these values are based on the strike prices of the options, the market value of the Company’s stock as of December 31, 2006, and an assumption that the options were immediately exercised).

Restricted Stock. Service-based restricted stock granted under the Long-Term Plan vests 100% immediately upon a change in control of the Company. Performance-based stock granted under the Long-Term Plan vests immediately upon a change in control of the Company, but only to the extent the required performance standard (which typically covers a multi-year period) has been met by such date. If a change in control of the Company had occurred on December 31, 2006, the value of the restricted stock that the Executives would have been fully vested in as a result of such occurrence, would have been as follows: Mr. Kemper—$668,865; Mr. Hagedorn—$248,222; Mr. deSilva – $615,397; Mr. Genovese—$303,129; and Mr. Ciavardini—$178,829.

Death and Disability

Upon the death or disability of an Executive, all unvested stock options issued under the Company’s 2002 Plan (except those granted within two years of such death or disability) and all unvested stock options under the Long-Term Plan, shall immediately vest. There is no acceleration of vesting of any restricted stock issued to the Executives under the Long-Term Plan, under such circumstances. If an Executive had died or had become disabled on December 31, 2006, otherwise unvested stock options having the following values would have automatically vested on that date (the following values are based on the strike prices of the options and the fair market value of the Company’s stock on December 31, 2006): Mr. Kemper—$314,657; Mr. Hagedorn—$97,755; Mr. deSilva—$201,002; Mr. Genovese—$230,815; and Mr. Ciavardini—$120,801. None of the Named Executive Officers are eligible to receive any severance benefits or other payments upon death or disability, and upon any such events, the respective Executive’s unvested restricted stock would be immediately forfeited.

Qualified Retirement

Upon “qualified retirement” (defined as a retirement at age 60 or more with 10 or more years service to the Company under the Long-Term plan, and age 60 or more with 20 years of service under the 2002 Plan) of an Executive, all unvested stock options issued under the Company’s 2002 Plan (except those granted within two years of such date) and all unvested stock options under the Long-Term Plan, shall immediately vest. There is no qualified retirement acceleration of vesting of any restricted stock issued to the Executives under the Long-Term Plan. As of December 31, 2006, Mr. Genovese was the only Executive who would be eligible for a qualified retirement, and the value of the options that would have automatically vested on that date was $230,815. Mr. Genovese would not be eligible to receive any severance benefits or other payments, and upon qualified retirement, his unvested restricted stock would be immediately forfeited.

DIRECTOR COMPENSATION

Directors of the Company who are not employed by the Company or its subsidiaries receive a retainer of $20,000 per year, of which $10,000 is paid in cash and $10,000 in the form of a grant of Company common stock. Both the cash portion and stock portion are based upon the numbers of full calendar quarters that each respective director serves as a director. One-fourth of the cash portion of the retainer is paid at the end of each calendar quarter of service. The stock portion of the retainer is issued in arrears at the first meeting of the Compensation Committee after the end of the fiscal year, and is fully vested and non-forfeitable upon issuance. The directors also receive $1,000 for each board meeting they attend. The Audit Committee chairman receives an annual retainer of $5,000, and all Audit Committee members are paid $1,000 for each committee meeting they attend. The chairmen of the Governance Committee and of the Compensation Committee each receive an annual retainer of $2,500, and the members of the Governance Committee and the Compensation Committee are each paid $1,000 for each committee meeting they attend. The attendance fees for attendance at telephonic meetings are one-half of the regular attendance fees.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
L. Joshua Sosland	$24,524	$10,000	$34,524
Theodore Armstrong	$22,524	$10,000	$32,524
Terrence P. Dunn	$20,524	$10,000	$30,524
David R. Bradley John H. Mize	$19,024	$10,000	$29,024
Thomas D. Sanders Paul Uhlmann III	$18,024	$10,000	$28,024
Kris A. Robbins	$17,024	$10,000	$27,024
Greg M. Graves	$16,024	$10,000	$26,024
Richard Harvey Alexander Kemper	$14,024	$10,000	$24,024
Dr. Jon Wefald	$13,024	$10,000	$23,024
Michael D. Chesser	$11,509	—	$11,509

(1)	Fees shown in the table reflect total fees earned during 2006, including an amount equal to a partial share from the grant of the directors’ stock retainer for 2006 that is paid during 2007. Each director, other than Mr. Chesser (who joined the board in April 2006), was paid $10,000 in January, 2006 representing the cash retainer for 2005 that is not reflected in the amounts shown above.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and includes only the stock retainer granted in 2005 and paid in January, 2006. The stock retainer for 2006 was issued on January 25, 2007, to all directors.

PROPOSAL # 1: ELECTION OF DIRECTORS

General Information About The Nominees and The Current Directors

The Governance Committee of the Company has selected and approved, and the Board has nominated, candidates to be presented to the shareholders at the Annual Meeting for election to the Board. At the Annual Meeting, shareholders will be asked to vote for five Class I directors who will serve until the annual meeting in 2010.

Directors are elected by cumulative voting, which means that each shareholder is entitled to cast as many votes for the election of directors to each class as shall equal the number of shares of common stock held by him or her times the number of directors to be elected in that class of directors. Each shareholder may cast all such votes for a single nominee within that class or may distribute them between two or more nominees within that class as he or she sees fit. To be elected, a nominee must receive a plurality of the votes of the shares entitled to vote on the election of the directors in that class and represented in person or by proxy at a meeting at which a quorum is present.

Each of the nominees has agreed to be named as a nominee and to serve as a director, if elected. It is not anticipated that any of the nominees will become unavailable for election; however, if any nominee(s) should unexpectedly become unavailable, the shares represented by the proxy will be voted for such substitute nominee(s) as the Governance Committee may select and approve, and the Board may nominate.

The following schedule sets forth information about the nominees and about the present directors of the Company who will continue in office:

Nominees For Election

Class I—Terms expiring in 2010

Name	Age	Position with the Company	Director Since
David R. Bradley, Jr.	57	Director	1983
Peter J. deSilva	45	President, COO, and Director	2004
Terrence P. Dunn	57	Director	2003
Alexander C. Kemper	41	Director	1992
Kris A. Robbins	48	Director	2000

Directors Who Will Continue In Office

Class III—Terms expiring in 2009

Name	Age	Position with the Company	Director Since
Michael J. Chesser	58	Director	2006
J. Mariner Kemper	34	Chairman, CEO and Director	2004
John H. Mize, Jr.	67	Director	1986
Thomas D. Sanders	62	Director	1991
L. Joshua Sosland	46	Director	1998
Dr. Jon Wefald	69	Director	1998

Class II—Terms expiring in 2008

Name	Age	Position with the Company	Director Since
Theodore M. Armstrong	67	Director	2005
Greg M. Graves	49	Director	2003
Richard Harvey	68	Director	1999
Paul Uhlmann III	56	Director	2000
Thomas J. Wood III	60	Director	2000

Information About The Directors And Nominees

Mr. Armstrong served as Senior Vice President and Chief Financial Officer of Angelica Corporation in St. Louis, Missouri from 1986 until February 2004, and as a consultant to Angelica thereafter. Angelica Corporation is a provider of textile rental and linen management services to the U.S. healthcare market. Mr. Armstrong also serves as a director and as a member of the audit committee, compensation committee, and nominating and corporate governance committee of Cabela’s Inc.

Mr. Bradley has served as President and Editor of the News-Press and Gazette Company in St. Joseph, Missouri since 1971. He has also served as Publisher since 1994. The News-Press and Gazette Company is a newspaper, cable and broadcasting company. The News-Press and Gazette Company has operations in Missouri, Kansas, Texas, Arizona, California, Oregon, Colorado and Idaho.

Mr. Chesser has served as a director and Chairman and Chief Executive Officer of Great Plains Energy Incorporated, a holding company with various subsidiaries including Kansas City Power and Light Company, since October 2003. Prior to that, he served as Chief Executive Officer of United Water, a water utility, from 2002 through May 2003 and President and CEO at GPU Energy, an electric utility serving New Jersey and Pennsylvania from 2000 to 2002.

Mr. deSilva joined the Company as President and Chief Operating Officer in January 2004. In May of 2004, he also assumed the positions of Chairman and Chief Executive Officer of UMB Bank, n.a. Prior to joining the Company, Mr. deSilva served as Senior Vice President of Operations and Customer Service at Fidelity Investments in Boston, Massachusetts where he had worked since February 1987.

Mr. Dunn has served as President and Chief Executive Officer of J.E. Dunn Construction Group Inc. (formerly known as Dunn Industries) since 1989. J.E. Dunn Construction Group Inc. is headquartered in Kansas City, Missouri, and is the holding company for commercial contractor and construction company affiliates across the nation, including J. E. Dunn Construction Company.

Mr. Graves has served since October 2003, as President and Chief Executive Officer of Burns & McDonnell, a consulting engineering company headquartered in Kansas City, Missouri with offices and operations throughout the United States. From January 2003, through October 2003 he served as President and Chief Operating Officer of such company. He served as General Manager of that company’s Energy Division from November 1997 through June 2001, and as President of its Energy Group from July 2001 through December 2002.

Mr. Harvey is currently retired. Prior to his retirement, he served as Chairman of the William H. Harvey Company, Omaha, Nebraska, from 1998 until December 2006. He served as President of that company from 1986 to 1998. The William H. Harvey Company is a manufacturer of plumbing specialties.

Mr. Alexander C. Kemper, a brother of J. Mariner Kemper and first cousin of Thomas J. Wood III, is Chairman of the Board of the Collectors Fund, a private equity fund focused on alternative asset classes. Prior to founding the Collectors Fund, Mr. Kemper served as Chairman and Chief Executive Officer of Perfect Commerce, Inc. (formerly eScout LLC) From March 2000 to mid-2006, an e-commerce company in which UMB Bank, n.a. holds a minority interest. Prior to March 2000, he served as President of the Company from 1995 and as Chief Executive Officer from July 1999, and served as Chief Executive Officer of UMB Bank, n.a. from January 1996 and as Chairman and Chief Executive Officer of UMB Bank, n.a. from January 1997.

Mr. J. Mariner Kemper, a brother of Alexander Kemper and first cousin of Thomas J. Wood III, has served as Chairman and Chief Executive Officer of the Company since May 2004 and has served as Chairman and Chief Executive Officer of UMB Bank Colorado, n.a. since July 2000. Mr. Kemper was a Vice Chairman of the Company from February 2003 until May 2004. He also was President of UMB Bank Colorado from October 1997 until July 2000.

Mr. Mize has served as Chairman, President and Chief Executive Officer of the Blish-Mize Company, Atchison, Kansas, since 1982. Blish-Mize is a wholesale hardware distribution company.

Mr. Robbins was named Chairman of the Security Benefit Corporation and its companies in January 2006, and he has served as Chief Executive Officer since January 2001 and as President since 1998. Security Benefit Corporation and its affiliates provide annuities, mutual funds and retirement plans throughout the United States.

Mr. Sanders currently serves as Board Consultant/Strategic Planning, MMC Corp., Leawood, Kansas. From 1991 through 2005, he served as Chairman of MMC Corp. He served as Chief Executive Officer of such company from 1991 through January 2003. MMC Corp. is a construction holding company. Prior to that he served as Chairman of the Board, President and CEO of Midwest Mechanical Contractors, Inc., one of MMC Corp.’s operating companies.

Mr. Sosland has served as Vice President of Sosland Companies, Inc., Kansas City, Missouri, since 1993. The Sosland Companies are primarily engaged in trade publications for the baking, flour milling and grain industries. Mr. Sosland has also served as Executive Editor of “Milling & Baking News” since 1997.

Mr. Uhlmann has served as President of The Uhlmann Company, Kansas City, Missouri, since 1997. The Uhlmann Company is a grocery products company.

Dr. Wefald is currently the President of Kansas State University, Manhattan, Kansas, and has served in that capacity since 1986.

Mr. Wood, a first cousin to J. Mariner Kemper and Alexander C. Kemper, serves as General Partner, Wood Family Partnerships. From 1997 through March 2005, he served as Chairman of the Board of American West Medical Company, a distribution, sales and marketing company of medical supplies.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE -NAMED NOMINEES.

PROPOSAL # 2: RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee selected and engaged Deloitte & Touche LLP as independent public accountants to examine and audit the consolidated financial statements of the Company for the fiscal year 2007. The Board is recommending that the shareholders ratify such engagement. Notwithstanding the Audit Committee’s initial selection and engagement and the shareholders’ ratification of such engagement, however, the Audit Committee shall be specifically authorized to retain another independent auditing firm at any time during the year if the Audit Committee feels that such change would be in the best interest of the Company. Deloitte & Touche LLP has served as the Company’s auditors continuously since 1982. The Audit Committee has considered whether any other relationships, including without limitation, whether Deloitte & Touche LLP’s provision of the different types of services described in the schedule below, were compatible with the maintenance of Deloitte & Touche LLP’s independence, and the Audit Committee has concluded that such relationships are compatible with the maintenance of its independence.

The Audit Committee has not established pre-approval policies and procedures for the engagement of auditor services. All auditor services are pre-approved by the Audit Committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement. They will also be available to respond to appropriate questions.

Principal Accounting Firm Fees

Aggregate fees billed to the Company for the fiscal years ending December 31, 2006, and 2005 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”):

	Fiscal years ended December 31,
	2006		2005
Audit fees	$813,500		$751,400
Audit related fees	32,000	(1)	98,500	(2)

Total Audit related fees	845,500		849,900
Tax Fees	–0–		–0–
All other fees	–0–		500

Total fees	$845,500		$850,400

(1)    Includes fees related to pension and ESOP audits.

(2)    Includes fees related to: audits of the Company’s employee benefit plans, the Security Transfer Division and review of the Company’s trust department control structure in accordance with SAS 70.

THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION AND RETENTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

OTHER MATTERS

The Board knows of no matters expected to be presented for consideration at the Annual Meeting that are not described herein. However, if other matters properly come before the meeting, persons named in the accompanying form of proxy may vote thereon in accordance with their best judgment, subject to and in accordance with the requirements set forth in Rule 14a-4(c) under the Exchange Act.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by the Company by November 13, 2007, to be considered for inclusion in the proxy materials of the Company for the 2008 Annual Meeting. The Company requests that such shareholder proposals be sent to the attention of the Corporate Secretary by certified mail-return receipt requested. In addition, the Company must receive notice of any shareholder proposal to be submitted at the 2008 Annual Meeting (but not required to be included in the Company’s proxy statement for that meeting) by January 28, 2008, or such proposal will be considered untimely pursuant to Rule 14a-5(e)(2) under the Exchange Act.

By Order of the Board of Directors

Dennis R. Rilinger Secretary

March 13, 2007

Copies of the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available at the Company’s website at www.umb.com/investor after they are filed with the SEC. A copy of the Company’s Annual Report on Form 10-K, as filed with the SEC, will be furnished without charge upon written request directed to: Corporate Secretary, UMB Financial Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106.

c/o UMB Bank, n.a. P.O. Box 419064 Kansas City, MO 64141-6064	VOTE BY TELEPHONE
Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Proxy Tabulator, P.O. Box 535450, Pittsburgh PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Access the Website and cast your vote: www.cesvote.com	Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.

If you vote by telephone or over the Internet, do not mail your proxy card.

Telephone and Internet votes must be received by 5:00 a.m. Central Time on April 24, 2007 to be included in the final tabulation.

è

Proxy card must be signed and dated below.

ò Please fold and detach card at perforation before mailing. ò

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 24, 2007.

The undersigned hereby appoints Peter J. deSilva, J. Mariner Kemper and Peter J. Genovese or any of them, with full power of substitution as proxies, to vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 24, 2007, and any adjournments thereof.

Date: , 2007

______________________________________________________
Signature

______________________________________________________
Signature

Please sign exactly as name appears. If shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Proxy Tabulator, P.O. Box 535450, Pittsburgh, PA 15253, so that your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ò Please fold and detach card at perforation before mailing. ò

UMB FINANCIAL CORPORATION	PROXY

Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in accordance with their best judgment if any other matters are properly brought before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR Proposals 1 and 2. Unless authority to vote for any director nominee is withheld, authority to vote FOR such nominee will be deemed granted.

1.	Election of Class I Directors – Terms Expiring in 2010

Nominees: (1) David R. Bradley, Jr.  (2) Peter J. deSilva  (3) Terrence P. Dunn  (4) Alexander C. Kemper  (5) Kris A. Robbins

❑	FOR all nominees	❑	WITHHOLD AUTHORITY
	(except as otherwise indicated)		on all nominees listed above

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name. In such event, unless you request otherwise, your votes will then be cumulated and voted for the other nominees.

2.	Ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2007.

❑ FOR	❑ AGAINST	❑ ABSTAIN

(TO BE SIGNED ON OTHER SIDE)